Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Fourth Quarter and YE 2009 Results

▪	Sabine Pass LNG Receiving Terminal Complete

▪	2009 Marks Start of Commercial Operations

Houston, Texas – February 25, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $23.2 million, or $0.44 per share (basic and diluted), for the fourth quarter 2009 compared with a net loss of $111.1 million, or $2.32 per share (basic and diluted), during the corresponding 2008 period.  For the year ended December 31, 2009, Cheniere reported a net loss of $161.5 million, or $3.13 per share (basic and diluted), compared with a net loss of $373.0 million, or $7.87 per share (basic and diluted), during the corresponding 2008 period.  Included in the year ended December 31, 2009 results is a gain on the early extinguishment of debt of $45.4 million, or $0.88 per share (basic and diluted).  Included in the year ended December 31, 2008 results is a loss on the early extinguishment of debt of $10.7 million, or $0.23 per share (basic and diluted), and restructuring charges of $78.7 million, or $1.66 per share (basic and diluted).  Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

Significant events during the year ended December 31, 2009 include the following:

•
the receipt of capacity reservation fee payments at Sabine Pass LNG from Cheniere Marketing, LLC (“Cheniere Marketing”), our wholly owned subsidiary, Total Gas & Power North America, Inc. (“Total”) and Chevron U.S.A., Inc. (“Chevron”), which became effective in October 2008, April 2009 and July 2009 from Cheniere Marketing, Total and Chevron, respectively;

•	the completion of construction and achievement of full operability of the Sabine Pass LNG receiving terminal;

•	a reduction of $120.4 million of our convertible debt;

•	the receipt of limited partner distributions from Freeport LNG Development, L.P.; and

•	the purchase of LNG inventory held at the Sabine Pass LNG receiving terminal and sale of natural gas by Cheniere Marketing.

Results

Cheniere reported income from operations of $42.3 million and $23.5 million for the fourth quarter and year ended December 31, 2009, respectively, compared to a loss from operations of $63.2 million and $244.2 million for the corresponding periods in 2008.  Included in the year ended December 31, 2008 results were restructuring costs of $78.7 million.

For the fourth quarter and year ended December 31, 2009, total revenues increased $85.0 million and $174.0 million, respectively, as compared to the comparable 2008 periods.  LNG receiving terminal revenues increased $66.8 million and $170.1 million for the quarter and year ended December 31, 2009, as compared to the comparable 2008 periods largely as a result of the commencement of capacity payments under two third-party terminal use agreements (“TUAs”) that became effective on April 1, 2009 and July 1, 2009.  Marketing and trading revenues for the fourth quarter of 2009 increased by $18.3 million compared to fourth quarter of 2008 due to recovery of $14.2 million of inventory write-downs recognized in the second and third quarters of 2009 and gains on derivative instruments and physical natural gas sales.  Marketing and trading revenues for the year ended December 31, 2009 increased $5.2 million compared to the same period in 2008 due to $8.6 million in derivative gains and $2.3 million of net revenues from physical natural gas sales that were partially offset by a $3.3 million inventory write-down.

LNG receiving terminal and pipeline operating expenses increased $0.9 million and $22.3 million, respectively, for the quarter and year ended December 31, 2009 as compared to the comparable 2008 periods and depreciation, depletion and amortization expense increased $3.6 million and $29.9 million, respectively, for the fourth quarter and year ended December 31, 2009 from the comparable 2008 periods due to the placement into service of the Sabine Pass LNG receiving terminal and the Creole Trail pipeline during the second half of 2008.  General and administrative expenses decreased $25.6 million and $56.8 million for the fourth quarter and year ended December 31, 2009 from the comparable 2008 periods primarily due to the restructuring initiatives implemented during 2008.  General and administrative expenses included non-cash compensation expenses of approximately $5.5 million and $18.2 million for the fourth quarter and year ended December 31, 2009, and $28.5 million and $52.2 million in the corresponding 2008 periods.

Interest expense increased $9.6 million in the fourth quarter 2009 compared to the fourth quarter 2008 and increased $96.2 million for the year ended December 31, 2009 compared to the corresponding 2008 period due to less interest subject to capitalization related to decrease in construction for both periods and an increase in the average debt balances outstanding for the year ended December 31, 2009 compared to 2008.  Interest income decreased $2.3 million in the fourth quarter 2009 compared to the fourth quarter 2008 and $18.9 million for the year ended December 31, 2009 compared to the corresponding 2008 period due to lower interest rates during 2009 and a decrease in the average cash outstanding year over year.

Unrestricted cash and cash equivalents held by Cheniere at December 31, 2009 were $88.4 million.  In addition, working capital used in trading activities by Cheniere Marketing for inventory and hedges was approximately $50 million.

Restricted cash and cash equivalents at December 31, 2009 were $221.2 million of which $213.7 million were held at Cheniere Partners and $7.5 million were held at Cheniere. Restricted cash held by Cheniere Partners included approximately $82.4 million in a permanent debt service reserve and $13.7 million for one month of interest as required by the Sabine Pass senior notes indenture, and $117.6 million for working capital and general purposes at Sabine Pass LNG.

LNG Marketing and Trading

During 2009, Cheniere Marketing began successfully trading in the LNG spot market.  It purchased, transported and unloaded LNG at the Sabine Pass receiving terminal and subsequently sold natural gas into the U.S. markets.  Cheniere Marketing purchases LNG and enters into derivative contracts to hedge the cash flows from the future sales of the LNG inventory.  Due to the nature of the hedging strategy, earnings are recognized in operating results as physical sales occur, derivatives are settled or the fair value of the derivatives change due to changes in natural gas prices.  In the interim, the LNG held in the storage tanks at the Sabine Pass LNG receiving terminal is recorded at the lower of cost or market based on the NYMEX natural gas index price for the last day of the period less basis differentials.

Net revenues for the year ended December 31, 2009 were $8.1 million.  These results included $11.4 million of net earnings related to physical sales of inventory and roll off of hedges offset by a $3.3 million write-down of inventory due to the lower of cost or market adjustment made at year end December 31, 2009.  As of December 31, 2009, Cheniere Marketing and Sabine Pass LNG had approximately 7,778,000 MMBtu of LNG inventory and had entered into a total of approximately 7,465,000 MMBtu of natural gas swaps through January 31, 2011 for which it will receive fixed prices of $4.90 to $7.15 per MMBtu.

Strategic Outlook

Our strategic focus is to safely manage and operate the Sabine Pass LNG receiving terminal and Creole Trail pipeline, serve our customers and monetize the 2.0 Bcf/d regasification capacity we have reserved through Cheniere Marketing at the Sabine Pass LNG receiving terminal. We also continue to develop our other projects and consider investments in the energy business.

Our strategy to monetize our TUA capacity includes entering into long-term TUAs with third parties, developing a portfolio of long-term, short-term and spot LNG purchase agreements and entering into business relationships for the domestic marketing of natural gas that is imported by Cheniere Marketing into the Sabine Pass LNG receiving terminal. Our strategy to improve our capital structure and address maturities of our existing indebtedness may include entering into long-term TUAs or LNG purchase and sales agreements that allow us to refinance debt, issuing equity or other securities or selling assets.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal. Cheniere is also the founder and holds a 30% limited partner interest in another LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
		(As adjusted) (2)		(As adjusted) (2)
Revenues
LNG receiving terminal revenues	$66,751	$—	$170,071	$—
Oil and gas sales	496	549	2,866	4,215
Marketing and trading	18,351	90	8,087	2,914
Other	3	13	102	15
Total revenues	85,601	652	181,126	7,144

Operating costs and expenses
LNG receiving terminal and pipeline development expenses	100	(248)	223	10,556
LNG receiving terminal and pipeline operating expenses	10,824	9,942	36,857	14,522
Exploration costs	—	30	—	128
Oil and gas production and exploration costs	182	75	471	398
Depreciation, depletion and amortization	15,103	11,510	54,229	24,346
General and administrative expenses	17,054	42,702	65,830	122,678
Restructuring charges	19	(147)	20	78,704
Total operating costs and expenses	43,282	63,864	157,630	251,332

Income (loss) from operations	42,319	(63,212)	23,496	(244,188)

Derivative gain	795	2,328	5,277	4,652
Loss from equity method investments	—	—	—	(4,800)
Gain (loss) on early extinguishment of debt	—	24	45,363	(10,691)
Interest expense, net	(66,528)	(56,887)	(243,295)	(147,136)
Interest income	92	2,396	1,405	20,337
Other income (expense)	(9)	193	99	90
Income tax benefit	—	—	—	—
Non-controlling interest	131	4,083	6,165	8,777
Net loss	$(23,200)	$(111,075)	$(161,490)	$(372,959)

Net loss per common share—basic and diluted	$(0.44)	$(2.32)	$(3.13)	$(7.87)

Weighted average number of common shares outstanding—basic and diluted	53,158	47,856	51,598	47,365

	December 31, 2009	December 31, 2008 (As adjusted) (2)
Cash and cash equivalents	$88,372	$102,192
Restricted cash and cash equivalents	138,309	301,550
LNG inventory	32,602	—
Other current assets	26,992	12,850
Non-current restricted cash, cash equivalents and treasury securities	82,892	159,312
Property, plant and equipment, net	2,216,855	2,170,158
Debt issuance costs, net	47,043	55,688
Goodwill	76,819	76,844
Other assets	22,738	41,488
Total assets	$2,732,622	$2,920,082

Current liabilities	$66,212	$66,133
Long-term debt, net of discount	3,041,875	3,082,362
Deferred revenue	33,500	37,500
Other liabilities	23,162	8,141
Non-controlling interest	217,605	250,162
Stockholders’ (deficit) equity	(649,732)	(524,216)
Total liabilities and stockholders’ (deficit) equity	$2,732,622	$2,920,082

December 31, 2009	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$88,372	$88,372
Restricted cash, cash equivalents	213,538	130	7,533	221,201
Total	$213,538	$130	$95,905	$309,573

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the period ended December 31, 2009, filed with the Securities and Exchange Commission.

(2)
Effective January 1, 2009, Cheniere adopted Financial Accounting Standards Board Staff Position Accounting Principles Board No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion.  As such, the Balance Sheet as of December 31, 2008 and Cheniere’s Consolidated Statements of Operations for the three months and year ended December 31, 2008 have been adjusted to reflect this adoption.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259